Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

infoGROUP Inc.:

We have audited the accompanying consolidated balance sheets of Macro International, Inc. and subsidiary (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in net parent investment in Macro International, Inc., and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macro International, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska

May 15, 2009

MACRO INTERNATIONAL, INC.

Consolidated Balance Sheets

December 31, 2008 and 2007

(In thousands)

	2008	2007
Assets

Current assets:
Cash and cash equivalents	$127	134
Trade accounts receivable, net of allowance for doubtful accounts of $153 and $38, respectively	18,538	14,792
Unbilled services	16,929	16,731
Prepaid expenses	773	684
Deferred income taxes	1,075	896

Total current assets	37,442	33,237

Property and equipment, net	5,873	6,777
Goodwill	40,768	40,800
Intangible assets, net	38,202	42,863

	$122,285	123,677

Liabilities and Net Parent Investment in Macro International, Inc.

Current liabilities:
Accounts payable	3,856	4,166
Accrued payroll expenses	8,570	7,538
Accrued expenses	2,167	2,108
Deferred revenue	3,210	2,754

Total current liabilities	17,803	16,566

Long-term debt due to Parent	56,775	53,289
Deferred income taxes	14,045	15,603
Other liabilities	1,189	1,175

Net Parent investment in Macro International, Inc.:
Net transactions with Parent	25,342	33,986
Retained earnings	7,131	3,058

Net Parent investment in Macro International, Inc.	32,473	37,044

	$122,285	123,677

See accompanying notes to consolidated financial statements.

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MACRO INTERNATIONAL, INC.

Consolidated Statements of Operations

Years ended December 31, 2008 and 2007

(In thousands)

	2008	2007
Net sales	$149,584	144,647

Costs and expenses:
Cost of goods and services	108,902	107,116
Selling, general, and administrative	22,860	21,647
Depreciation and amortization of operating assets	3,036	2,602
Amortization of intangible assets	4,660	4,724

Total operating costs and expenses	139,458	136,089

Operating income	10,126	8,558

Other expenses, net:
Interest expense	(3,488)	(3,505)
Other charges	63	62

Other expense, net	(3,425)	(3,443)

Income before income taxes	6,701	5,115

Income taxes	2,628	2,073

Net income	$4,073	3,042

See accompanying notes to consolidated financial statements.

2

MACRO INTERNATIONAL, INC.

Consolidated Statements of Changes in Net Parent Investment in Macro International, Inc.

Years ended December 31, 2008 and 2007

(In thousands)

	Retained earnings	Net transactions with Parent	Net Parent investment
Balances, December 31, 2006	$16	38,694	38,710
Net income	3,042	—	3,042
Net transactions with Parent	—	(4,708)	(4,708)

Balances, December 31, 2007	3,058	33,986	37,044
Net income	4,073	—	4,073
Net transactions with Parent	—	(8,644)	(8,644)

Balances, December 31, 2008	$7,131	25,342	32,473

See accompanying notes to consolidated financial statements.

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MACRO INTERNATIONAL, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2008 and 2007

(In thousands)

	2008	2007
Cash flows from operating activities:
Net income	$4,073	3,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of operating assets	3,036	2,602
Amortization of intangible assets	4,660	4,724
Deferred income taxes	(1,738)	(6,520)
Interest expense	3,486	3,487
Adjustments to cash flows due to changes in assets and liabilities:
Trade accounts receivable	(3,943)	726
Prepaid expenses and other assets	(89)	(15)
Accounts payable	(310)	1,442
Accrued expenses and other liabilities	1,105	(2,528)
Deferred revenue	456	498

Net cash provided by operating activities	10,736	7,458

Cash flows used in investing activity – purchases of property and equipment	(2,099)	(2,877)
Cash flows used in financing activity – net transactions with Parent	(8,644)	(4,708)

Net change in cash and cash equivalents	(7)	(127)

Cash and cash equivalents, beginning of year	134	261

Cash and cash equivalents, ending of year	$127	134

See accompanying notes to consolidated financial statements.

4

MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(1)	Description of Business

Macro International, Inc. (the Company) is a wholly owned subsidiary of Opinion Research Corporation (Opinion Research). Opinion Research is a wholly owned subsidiary of infoGROUP Inc. (the Parent). The Company is a provider of research and evaluation, management consulting, marketing and communications, and information technology services. These services are provided primarily to U.S. government departments and agencies, nonprofits and state governments.

(2)	Basis of Presentation

On March 27, 2009, the Company and Opinion Research entered into a Stock Purchase Agreement with ICF International, Inc. and ICF Consulting Group, Inc., a wholly owned subsidiary of ICF International, Inc. (collectively, ICF International), related to the sale of all the outstanding capital stock of the Company to ICF International. As of December 31, 2008 and 2007, the Company’s common stock consisted of 355 shares ($0.01 par) authorized, issued and outstanding. The sale was completed on March 31, 2009.

The accompanying consolidated financial statements include the accounts of Macro International, Inc. and its wholly owned subsidiary, Social & Health Services, Ltd. (collectively, the Company) and are presented as if it was a stand-alone entity for the years ended December 31, 2008 and 2007. The balance sheets, statements of operations, and statements of changes in net Parent’s investment in Macro International, Inc. consist of account balances specifically related to the business of the Company, as identified by the Parent management. The net Parent investment in Macro International, Inc. within the equity section reflects the purchase price adjustments and intercompany transactions between the Company and Parent.

These financial statements include allocations of certain operating costs incurred by the Parent related to the business. The allocation methods are described below and the Company’s management believes such allocation methods are reasonable. The Company depends on the Parent for certain general and administrative services including treasury and cash management, and certain finance, accounting, and management services. Certain Parent employees’ salaries and associated fringe benefit costs were allocated based upon the ratio of the estimated hours worked on behalf of the Company compared to each respective employee’s total hours worked. Salaries and fringe benefit costs for the Parent’s human resources, internal audit, and tax departments were also allocated to the Company based upon the ratio of the estimated hours worked on behalf of the Company compared to total hours worked. Additionally, certain Parent public company expenses and corporate insurance premiums were allocated to the Company using an average of the ratios of the Company’s payroll, operating revenue, and net book value of capital assets to the same items in total for the Parent and all of its divisions and subsidiaries.

Subsequent to separation from the Parent, the Company will perform these functions using its own resources or other services and will be responsible for the costs and expenses associated with the management of the Company.

(3)	Summary of Significant Accounting Policies

(a)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

on specific identification. The Company reviews its allowance for doubtful accounts monthly. Past-due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are written off after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for 2008 and 2007 approximated $12 thousand and $76 thousand, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

(b)	Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized primarily using straight-line methods over the estimated useful lives of the assets.

Leasehold improvements	Lesser of useful life or term of the lease
Office furniture and equipment	5 to 7 years
Computer equipment	3 years

The Company assessed the impairment of property and equipment costs as of December 31, 2008 and 2007 as required pursuant to Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). The Company did not record any impairment in either year.

(c)	Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to net tangible and intangible assets of the Company, which was acquired by the Parent in 2006 (the 2006 Acquisition). Goodwill has an indefinite useful life and is not subject to amortization, but instead tested for impairment annually or more often if an event or circumstance indicates that an impairment loss has been incurred, in accordance with the requirements of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company completed its annual goodwill impairment test as of October 31, 2008 and 2007, respectively. Additionally, in accordance with SFAS 142, the Company concluded that events had occurred and circumstances had changed during the fourth quarter of 2008, which required the Company to perform an interim period goodwill impairment test as of December 31, 2008. The Company did not have a goodwill impairment in either year.

(d)	Long-Lived Assets

In accordance with SFAS 144, property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Intangible assets with estimable useful lives are stated at fair value at the time of purchase and are amortized using the straight-line method over the estimated useful lives of the assets, as follows:

Customer relationships	10 years
Trade name	12 years

The Company assessed the impairment of long-lived assets as of December 31, 2008 and 2007 as required pursuant to SFAS 144. The Company did not have an impairment in either year.

(e)	Revenue Recognition

Services performed for the Company’s customers vary from contract to contract and are not uniformly performed over the term of the arrangement. Revenues under fixed-price contracts are recognized on a proportional performance basis. Performance is based on the ratio of costs incurred to total estimated costs where the costs incurred represent a reasonable surrogate for output measures of contract performance, including survey design, data collection, survey analysis, and presentation of deliverables to the client. Progress on a contract is matched against project costs and costs to complete on a periodic basis. Provision for estimated contract losses, if any, is made in the period such losses are determined. Customers are obligated to pay as services are performed, and in the event that a client cancels the contract, the client is responsible for payment for services performed through the date of cancellation.

Revenues under cost-reimbursement contracts are recognized as costs are incurred. Applicable estimated profits are included in earnings in the proportion that incurred costs bear to total estimated costs. Incentives, award fees, or penalties related to performance are also considered in estimating revenues and profit rates based on actual and anticipated awards.

Revenues under time-and-materials contracts are recognized as costs are incurred.

Unbilled receivables are invoiced based upon the achievement of specific events as defined by each contract including deliverables, timetables, and incurrence of certain costs. Unbilled receivables are classified as a current asset. Reimbursements of out-of-pocket expenses are included in net sales with corresponding costs incurred by the Company included in cost of goods and services.

(f)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109 (FIN 48), as of January 1, 2007, the Company recognizes the effect of income tax positions only if

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Prior to the adoption of FIN 48, the Company recognized the effect of income tax positions only if such positions were probable of being sustained.

(g)	Accounts Payable

The Company classifies negative cash balances as a result of recently issued and outstanding checks within accounts payable in the consolidated balance sheet, and within accounts payable in operating activities in the consolidated statement of cash flows. The amount of the negative cash balance included in accounts payable for the years ended December 31, 2008, and 2007 was $0.9 million and $2.0 million, respectively.

(h)	Contingencies

The Company is involved in various legal proceedings. The Company’s management assesses the probability of loss for such contingencies and recognizes a liability when a loss is probable and estimable.

(i)	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets, deferred income taxes, certain accrued expenses, and proportional performance revenue recognition. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

(j)	New Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value, and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories (level 3), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 was effective for the Company on January 1, 2008. However, in February 2008, the FASB released FASB Staff Position (FSP) FAS 157-2 – Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS 157 for financial assets and liabilities did not have a material impact on the Company’s consolidated financial statements. The Company does not believe the adoption of SFAS 157 for our nonfinancial assets and liabilities, effective January 1, 2009, will have a material impact on the Company’s consolidated financial statements.

8	(Continued)

MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 was effective for the Company on January 1, 2008. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R), a revision to SFAS No. 141, Business Combinations. SFAS 141R provides revised guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquire at fair value. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (January 1, 2009 for the Company).

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statement—an amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent. Specifically, SFAS 160 requires the presentation of noncontrolling interests as equity in the consolidated statement of financial position, and separate identification and presentation in the consolidated statement of operations of net income attributable to the entity and the noncontrolling interest. It also establishes accounting and reporting standards regarding deconsolidation and changes in a parent’s ownership interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (January 1, 2009 for the Company). The provisions of SFAS 160 are generally required to be applied prospectively, except for the presentation and disclosure requirements, which must be applied retrospectively. The Company does not believe the adoption of SFAS 160 will have a material impact on the consolidated financial statements.

9	(Continued)

MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

(4)	Property and Equipment

	December 31
	2008	2007
	(In thousands)
Buildings and improvements	$2,305	1,646
Computer hardware and software	6,203	4,841
Furniture and equipment	1,897	1,994

	10,405	8,481

Less accumulated depreciation and amortization	(4,532)	(1,704)

Property and equipment, net	$5,873	6,777

(5)	Goodwill and Intangible Assets

Goodwill and intangible assets consist of the following:

	December 31
	2008			2007
	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
	(In thousands)
Goodwill	$40,768	—	40,768	40,800	—	40,800
Customer relationships	40,043	8,343	31,700	40,043	4,338	35,705
Trade names	7,868	1,366	6,502	7,868	710	7,158

Total intangibles	$88,679	9,709	78,970	88,711	5,048	83,663

The weighted average remaining amortization periods for the intangible assets other than goodwill as of December 31, 2008 are: customer relationships, 7.9 years, and trade names, 9.9 years.

Future amounts by calendar year for amortization of intangibles as of December 31, 2008 are as follows (in thousands):

2009	$4,660
2010	4,660
2011	4,660
2012	4,660
2013 and thereafter	19,562

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

The following table summarizes activity related to goodwill recorded by the Company:

	Beginning balance	Acquisition	Acquisition adjustments	Ending balance
Fiscal year:
2007	$35,334	—	5,466	40,800
2008	40,800	—	(32)	40,768

The Company adjusted the purchase price allocation related to the 2006 Acquisition during 2007 and 2008. During 2007, the Company adjusted the purchase price allocation for $5.5 million, primarily related to deferred tax adjustments. During 2008, the Company adjusted the purchase price allocation for $32 thousand.

(6)	Long-Term Debt

Long-term debt of the Company was $56.8 million and $53.2 million at December 31, 2008 and 2007, respectively. The long-term debt consists of an intercompany debt agreement between the Company and the Parent. The long-term debt bears interest at 7% per annum, resulting in annual interest expense of approximately $3.5 million. The original value of the note was $49.8 million. The note was forgiven by the Parent upon the sale of the Company to ICF International (see note 12).

(7)	Income Taxes

The components of the provision for income taxes were as follows for the years ended December 31, 2008 and 2007:

	2008	2007
	(In thousands)
Current:
Federal	$3,722	3,331
State	644	475

	4,366	3,806

Deferred:
Federal	(1,572)	(1,687)
State	(166)	(46)

	(1,738)	(1,733)

	$2,628	2,073

For 2008 and 2007, the Company had current income taxes payable of $4.4 million and $3.8 million, respectively. The Company’s income tax returns were filed by the Parent. All amounts payable from the Company have been recorded as amounts within the net transactions with Parent on the consolidated balance sheets.

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
	(In thousands)
Expected federal income taxes at statutory rate of 34%	$2,345	1,790
State taxes, net of federal effects	249	262
Other	34	21

	$2,628	2,073

The components of the deferred tax assets (liabilities) were as follows for the years ended December 31, 2008 and 2007:

	2008	2007
	(In thousands)
Deferred tax assets:
Allowance for doubtful accounts	$14	59
Self-insurance reserve	96	100
Accrued rent	513	461
Accrued compensation	742	665
Professional fees	90	63
Depreciation	736	907

	2,191	2,255

Deferred tax liabilities:
Accounts receivable retainage	(181)	(244)
Intangibles assets	(14,517)	(16,246)
Low income housing credit	(199)	(208)
State	(264)	(264)

	(15,161)	(16,962)

Deferred tax liabilities, net	$(12,970)	(14,707)

The Company has recognized deferred tax assets of approximately $2.2 million, with no valuation allowance for 2008 and 2007. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carryback opportunities, and tax planning strategies in making this assessment.

The Company adopted the provisions of FIN 48 on January 1, 2007. There was no effect on the net Parent investment in Macro International, Inc. upon the Company’s adoption of FIN 48.

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

The statute of limitations related to the consolidated federal income tax return is closed for all tax years up to and including 2004. The expiration of the statute of limitations, related to the various state income tax returns that the Company and subsidiaries file, varies by state.

The Company’s policy is to recognize potential interest and penalties related to unrecognized tax benefits in income tax expense. For the years ended December 31, 2008 and 2007, there were no penalties and interest recognized as income tax expense.

(8)	Savings Plan

Employees who meet certain eligibility requirements can participate in the Macro International, Inc. 401(k)/Profit Sharing Plan, a defined contribution plan. The Company contributed $3.0 million and $2.8 million to the plan in 2008 and 2007, respectively.

(9)	Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2008 and 2007. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amounts shown in the following table are included in the consolidated balance sheets under the indicated captions.

	December 31
	2008		2007
	Carrying amount	Fair value	Carrying amount	Fair value
	(Amounts in thousands)
Financial assets:
Cash and cash equivalents	$127	127	134	134

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents – The carrying amounts approximate fair value because of the short maturity of those instruments.

(10)	Commitments and Contingencies

The Company leases office space under operating leases expiring at various dates through 2015 with some of these leases containing renewal options. The related lease payments are recognized as expense on a straight-line basis of the life of the lease. Rent expense on operating lease agreements was $6.5 million in each of the years ended December 31, 2008 and 2007.

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MACRO INTERNATIONAL, INC.

Notes to Consolidated Financial Statements

December 31, 2008 and 2007

Following is a schedule of future minimum noncancelable lease payments as of December 31, 2008:

2009	$6,411
2010	6,073
2011	5,771
2012	5,540
2013	4,739
Thereafter	779

Total future minimum lease payments	$29,313

(11)	Restructuring Charges

The Company recorded restructuring charges during 2008 and 2007 of $52 thousand and $177 thousand, respectively, which are included within selling, general, and administrative expenses on the consolidated statement of operations.

The following table summarizes activity related to the restructuring charges recorded by the Company for the years ended December 31, 2008 and 2007, including both the restructuring accrual balances and those costs expensed and paid within the same period (in thousands):

	December 31, 2006 beginning accrual	Amounts expensed	Amounts from acquisitions	Amounts paid	December 31, 2007 ending accrual
Employee separation costs	$—	177	—	177	—

	December 31, 2007 beginning accrual	Amounts expensed	Amounts from acquisitions	Amounts paid	December 31, 2008 ending accrual
Employee separation costs	$—	52	—	52	—

(12)	Subsequent Event

On March 31, 2009, the Parent completed the sale of the Company to ICF International for $155 million.

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